EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

INVESTOR AND MEDIA CONTACT:

Christopher Curtis

Vice President, Corporate Affairs

Rewards Network

(312) 521-6754

Rewards Network Issues Update on Bistro Executive Litigation

Chicago, IL August 24, 2006— Rewards Network Inc., a leading provider of marketing services and loyalty programs to the restaurant industry, announced that the United States District Court for the Central District of California (“District Court”) issued an order granting the Company’s motion to certify an issue for interlocutory appeal to the United States Court of Appeals for the Ninth Circuit (“Ninth Circuit”) in the case Bistro Executive, Inc. et al v. Rewards Network Inc.

This order entitles Rewards Network to petition the Ninth Circuit to grant appellate review of the District Court’s application of judicial estoppel in ruling on plaintiffs’ motion for summary judgment.

The Company is not able to provide any assurance that the Ninth Circuit will grant appellate review of the issue, or as to the ultimate outcome of any such review.

A description of this lawsuit can be found in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 8, 2006.

About Rewards Network

Rewards Network (AMEX: IRN), headquartered in Chicago, Illinois, is a leading provider of marketing services and loyalty programs to the restaurant industry. Thousands of participating restaurants and other merchants across North America benefit from the Company’s extensive email, internet and print marketing efforts; member ratings/feedback and other business intelligence; customer loyalty programs; and access to capital through the purchase of dining credits. In conjunction with leading airline frequent flyer programs, club memberships, and other affinity organizations, Rewards Network provides over three million members with incentives, including airline miles, loyalty/reward program points, and Cashback RewardsSM savings. Additional details about Rewards Network can be found at www.rewardsnetwork.com or by calling 1-877-491-3463.

###